CONSTRUCTION MANAGEMENT AGREEMENT

Between:

KS OBX LLC

2810 N Church St, #28283

Wilmington DE 19802

And:

Farrell Family Construction LLC 113 East Meadowlark Street

Kill Devil Hills, NC 27948

As of December 1, 2023.

1.Scope of Work:

Farrell Family Construction ("Contractor") agrees to manage and hire all subcontractors and advance money as needed for materials to complete each single-family home as per the plans and specifications provided by KS OBX LLC ("Owner"). The contractor will handle permitting, design review, material procurement, subcontractor management, the construction of each home, and project documentation.

2.Duration:

This agreement shall remain in effect until either party provides a 30-day written notice for any new homes. Any projects in progress at the time of termination will be completed under the terms of this agreement. This agreement will cover all new homes where KS OBX engages the Contractor.

3.Payment Terms:

The owner agrees to pay the Contractor a management fee of $25,000 per home, payable in a lump sum upon the completion of each project.

4.Warranties and Liabilities:

The contractor is responsible for providing a home warranty as required by the State of North Carolina for each completed home.

5.Dispute Resolution:

In the event of a dispute, both parties agree to seek resolution through mediation before resorting to arbitration or litigation.

6.Termination:

Either party may terminate this agreement due to a lack of performance from the other party. Notice of termination due to performance issues must be provided in writing.

7.Insurance and Licenses:

The Contractor shall carry the builder's risk insurance and ensure their insurance policy covers their subcontractors. Contractor shall maintain all necessary licenses as required by the State of North Carolina.

8.Amendments and Modifications:

Any amendments or modifications to this agreement must be in writing and agreed upon by both parties.

9.Governing Law:

This agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the last date written below.

KS OBX LLC

By:
Name: Joseph Robert
Title: Manager of the Manager, Robert Ventures, LLC

Farrell Family Construction

By:
Name: Jonathan Farrell
Title: Member/Organizer